CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the Registration Statement on Form N-4 (No. 333-178849) (the “Registration Statement”) of our report dated April 23, 2021 relating to the financial statements of FS Variable Separate Account of The United States Life Insurance Company in the City of New York. We also consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2021 relating to the statutory basis financial statements of The United States Life Insurance Company in the City of New York. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2021